Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our report dated September 19, 2013, with respect to the financial statements of Western Asset Municipal High Income SMASh Fund, a series of Legg Mason Partners Institutional Trust, as of July 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG

New York, New York

November 15, 2013